CONSULTING AGREEMENT
This CONSULTING AGREEMENT (this “Agreement”) is dated as of March 25, 2024, by and between Replimune, Inc. (the “Company”) and Robert Coffin (the “Consultant,” together with the Company, the “Parties” and each, a “Party”). This Agreement will be effective on April 1, 2024. For the avoidance of doubt, if the Consultant does not execute or revokes the Second Release attached as Exhibit C to the Separation and Transition Agreement dated as of March 25, 2024, between the Company and the Consultant (the “Transition Agreement”), this Agreement shall not become effective, the Term (as defined in Section 3(a) below) of this Agreement shall not commence and this Agreement shall automatically terminate and become null and void ab initio.
1.Consulting Services.
(a)Subject to and upon the terms and conditions set forth in this Agreement, effective on April 1, 2024 (the “Start Date”), the Company hereby retains the Consultant, and the Consultant hereby agrees to be retained by the Company, to provide consulting services including transition support and such other services as shall be determined and reasonably requested from time to time by the Chief Executive Officer of the Company (the “Services”). The Consultant shall report to Chief Executive Officer of the Company (the “CEO”), which is Sushil Patel as of the Start Date, and serve at his direction. The Consultant’s title during his period of service shall be the Founder & Chief Scientist of the Company.
(b)The amount of time that Consultant shall devote to the performance of the Services pursuant to this Agreement in relation to the retainer set forth in Section 2 shall be: (i) for the period beginning on the Start Date and ending on the earlier of March 31, 2025 or the date of the BLA filing (i.e., FDA acceptance) (the “Initial Term”), up to 125 hours per month; and (ii) in relation to the reduced retainer for the period beginning on the first day following the end of the Initial Term and ending on the earlier of the date of BLA approval and March 31, 2026 (the “Final Term”), up to 60 hours per month. The Consultant shall be available to perform the Services pursuant to this Agreement during regular business hours, or as otherwise agreed, and either on site or remotely.
(c)The Consultant shall provide the Services under this Agreement at such times and locations as are mutually agreed upon by the Consultant and the CEO. In rendering the Services under this Agreement, the Consultant shall act solely as an independent contractor, the Consultant will not be eligible for any employee benefit plans or programs maintained by the Company, and this Agreement shall not be construed to create any employee/employer relationship between the Consultant and the Company.
(d)During the Term of this Agreement, and except to the extent otherwise agreed upon in writing by the Consultant and the Company, the Consultant will keep separate and not co-mingle (i) the Consultant’s Services for the Company, and (ii) any contact information

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obtained during the Consultant’s consulting relationship with the Company, with those provided, or pursuant, to any other consulting arrangements.
(e)It is understood and agreed that, subject to Section 12 of that certain Transition Agreement, the Consultant may be involved in any capacity in other businesses, endeavors and undertakings, including, without limitation, participation in other business opportunities and membership and work on advisory boards, boards of directors, and consulting for other companies, so long as such activities and opportunities do not directly conflict with or detract from Consultant’s Services hereunder. The Consultant agrees that the Consultant’s continuing obligations under Section 12 of the Transition Agreement shall remain in full force and effect during the Term of this Agreement and are hereby incorporated by reference, provided, that, solely for purposes of this Section 1(e), the terms of the Transition Agreement are hereby modified such that reference therein to the term of the Consultant’s employment with the Company and termination thereof shall include reference to the Consultant’s consultancy pursuant to this Agreement and the termination thereof such that, for example, the non-solicitation covenants set forth in the Employment Agreement with the Company dated November 2, 2021 and incorporated into the Transition Agreement shall continue during the Term of this Agreement and for the one-year period thereafter; provided that the non-competition covenants set forth in the Transition Agreement shall only continue until the later of the end of the Term or the one-year period following the Last Day of Employment (as defined in the Transition Agreement). As consideration for the payments and continued vesting of the Options and RSUs (as each defined in Section 2(c) below), if applicable, the Consultant agrees to continue to abide by the terms of the Transition Agreement as modified pursuant to the foregoing provisions of this Section 1(e).
2.Compensation and Equity Awards.
(a)Consulting Fees.
(i)Subject to, and in accordance with, the terms and conditions set forth in this Agreement, during the Initial Term, the Company will pay the Consultant a retainer to retain access to the Consultant’s historical knowledge and expertise and for consulting services as set forth in Section 1 an amount equal to $50,000 per month and for the Final Term, the Company will pay Consultant an amount equal to $25,000 per month. For the avoidance of doubt, nothing in this Agreement shall entitle the Consultant to be paid any fees after the end of the Term.
(ii)The retainer shall be paid at the end of each month during the Term. The Company will not withhold any income or other employment taxes from the payments made to the Consultant under this Agreement. The Company will issue Forms 1099 reporting income earned on account of services provided as a consultant. The Consultant shall be obligated to timely pay all taxes due on the income paid to him by the Company for his services as

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a consultant. The Consultant will indemnify and hold the Company harmless against the claims of any governmental taxing authority made in connection with the revenue derived by the Consultant under this Agreement.
(b)The Company shall reimburse the Consultant for any actual out-of-pocket business expenses incurred by the Consultant while rendering or related to his Services under this Agreement so long as such expenses are reasonable and necessary, and appropriately documented and in accordance with the Company’s standard practices. Without limiting the generality of the foregoing, since the Consultant, as founder and inventor of the Company’s products may represent the scientific advances and endeavors of the Company, to promote and to inspire interest and trust in the Company’s products, the Consultant may be expected to attend media and industry events such as conferences, trade shows, summits, and webinars. In representing the Company, the Consultant would attend in capacity as a visitor and/or as an active participant, including giving presentations, joining panel discussions, providing Q&A and media interviews, with his expenses borne by the Company and his time involved in such endeavors considered Services hereunder.
(c)All of the Consultant’s stock options to purchase shares of Replimune Group, Inc.’s common stock (“Options”) and restricted stock units on Replimune Group, Inc.’s common stock (“RSUs”) that are unvested as of the Last Day of Employment (as defined in the Transition Agreement) will continue to vest in accordance with the terms of the governing plan and award agreements (“Award Agreements”), until the end of the Term. The Consultant’s vested and exercisable Options shall remain exercisable for the 180-day period following the date that is the earlier of the date of BLA approval and March 31, 2026 and the Options shall automatically terminate upon the expiration of such 180-day period; provided, however, that in no event may the Options be exercised after the date that is immediately before the tenth anniversary of the applicable date of grant of such Options. The Parties to this Agreement expressly agree that, if there is a Change of Control (as defined in the Replimune Group, Inc. 2018 Omnibus Incentive Compensation Plan (the “Plan”)) before the end of the Term of this Agreement, any then-outstanding Options and RSUs will be treated the same way that outstanding stock options and restricted stock units on Replimune Group, Inc. stock held by departing senior level employees of the Company are treated in accordance with the terms of the Plan and the Award Agreements. During the Term, the Consultant shall only sell shares of Replimune Group, Inc.’s common stock in accordance with Replimune’s Insider Trading Policy, including under a 10b5-1 share sales plan put in place by the Consultant where appropriate.
(d)Except for the consulting fees described in Section 2(a), any expense reimbursement made in accordance with Section 2(b) hereof, and any Option and RSU vesting arrangement set forth in Section 2(c), the Company shall have no obligation to provide any compensation or benefits to the Consultant with respect to any Services rendered by the Consultant to the Company pursuant to this Agreement. The compensation and benefits set forth in this Section 2 are separate and apart from the severance benefits provided under the Transition Agreement.

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3.Term; Termination.
(a)This Agreement shall take effect as of the Start Date and shall continue thereafter in full force and effect until the last day of the Final Term, unless terminated earlier in accordance with the provisions of Sections 3(b), 3(c), 3(d) or 3(e) below, whichever, if any, may first occur (the “Term”). Except as otherwise set forth in Sections 3(b), 3(c), 3(d) or 3(e) below, the Company shall not terminate this Agreement prior to the expiration of the Final Term.
(b)Upon a determination by the Company that the Consultant has materially breached this Agreement or the Transition Agreement, including Section 5(a) of this Agreement and Section 7 of the Transition Agreement, or otherwise engaged in any willful misconduct that has the effect, or potential effect, of causing material harm to the Company (monetarily, reputationally or otherwise), the Company may terminate this Agreement after providing the Consultant with five days’ advanced written notice of its intent to terminate this Agreement and a basis therefore. The Consultant shall have the opportunity within such five-day notice period to demonstrate to the Company that the basis for such termination has been cured or explained to the Company’s reasonable satisfaction, and if not cured or explained to the Company’s reasonable satisfaction, termination shall take effect with the expiration of the five-day period. As a result of termination in accordance with this Section 3(b), the Term will end with no further compensation due to the Consultant.
(c)Upon a determination by the Consultant that the Company has materially breached this Agreement or the Transition Agreement, or the Company is otherwise engaged in willful misconduct that has the effect, or potential effect, of causing material harm to the Consultant (monetarily, reputationally or otherwise), the Consultant may terminate this Agreement after providing the Company with five days’ advanced written notice of the Consultant’s intent to terminate this Agreement and a basis therefore. The Company shall have the opportunity within such five-day notice period to demonstrate to the Consultant that the basis for such termination has been cured or explained to the Consultant’s reasonable satisfaction, and if not cured or explained to the Consultant’s reasonable satisfaction, termination shall take effect with the expiration of the five-day period. As a result of termination in accordance with this Section 3(c), the Term will end with no further compensation due to the Consultant.
(d)Upon notice from the Consultant or a determination by the Company that the Consultant has accepted a new full-time position or other significant work position that demonstrably interferes with the Consultant’s ability to perform the Services under this Agreement, including with respect to the required amount of time for which the Consultant is available to perform such Services as agreed between the Consultant and the CEO in accordance with Section 1(b) above, the Company may terminate this Agreement at any time following the first anniversary of the Start Date upon 30 days’ prior written notice to the Consultant and the provision to the Consultant of an opportunity to cure or explain to the Company’s reasonable satisfaction within such 30-day period. If there is no reasonably demonstrated and timely cure or explanation by the Consultant to the Company’s reasonable satisfaction, termination shall take

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effect with the expiration of the 30-day period. As a result of termination in accordance with this Section 3(d), the Term will end with no further compensation due to the Consultant.
(e)Following the first anniversary of the Start Date, either the Company or the Consultant may terminate this Agreement for any reason upon 90 days’ prior written notice to the other Party. The Parties may also terminate this Agreement by mutual agreement. Upon termination of this Agreement and the Services on 90-days notice or by mutual agreement, the Company is only obligated to pay the Consultant any amounts owed for the Services performed through the date of termination. This Agreement and the Services provided by the Consultant hereunder shall also terminate immediately upon the Consultant’s death. As a result of termination in accordance with this Section 3(e), the Term will end with no further compensation due to the Consultant.
(f)The provisions of Sections 1(e), 3(c), 4, 5, 6 and 7 of this Agreement and the entirety of the Transition Agreement, with Section 12 of that Transition Agreement modified by the provisions of Section 1(e) herein, shall survive the termination of this Agreement.
(g)Upon expiration or termination of this Agreement, the Consultant agrees that the Consultant will not represent to third parties that the Consultant has continuing ongoing obligations to and with the Company (other than those obligations that survive the termination of this Agreement, including those set out in Section 1(e) above), and will not represent that the Consultant has a role with the Company or any authority to speak or act for or on behalf of the Company. However, this section shall not limit Consultant’s rights to communicate his past services to the Company, including his role as founder and inventor.
4.No Conflicting Obligation. The Consultant hereby represents that the Consultant is free to enter into this Agreement and that the Consultant’s performance of all of the terms of this Agreement and of all of the Consultant’s duties as a consultant to the Company do not and will not breach (i) any agreement to keep in confidence information acquired by the Consultant in confidence or in trust, (ii) any agreement to assign to any third party inventions made by the Consultant, or (iii) any agreement not to compete against the business of any third party. Consultant further represents that the Consultant has not made and will not make any agreements in conflict with this Agreement.
5.Mutual Non-Disparagement; No Use of Name, Etc.
(a)Except as expressly permitted in Sections 4(b) and 8 of the Transition Agreement, the Consultant agrees that the Consultant shall not at any time make any written or oral comments or statements of a defamatory or disparaging nature regarding the Company and/or the Company Releasees (as defined in the Transition Agreement) and the Consultant shall not take any action that would cause or contribute to their being held in disrepute. The Company agrees to direct its directors and officers not to at any time make any written or oral comments or statements of a defamatory or disparaging nature regarding the Consultant or take any action that would cause or contribute to the Consultant being held in disrepute.

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(b)Without the prior written consent of the Company, the Consultant shall not at any time use, for the Consultant’s benefit or on behalf of any other person, any name that is identical or similar to or likely to be confused with the name of the Company or any of Affiliate of the Company (as defined in Section 7(c) below) or any product or service produced or provided by the Company or any Affiliate of the Company.
(c)The Consultant shall not hold the Consultant out as currently representing the Company without the prior written consent of the Company, unless it is within the scope of the Services being provided for the Company. Matters and inquiries outside the scope of the Services and relating to the Company should be directed to the Chief Executive Officer of the Company.
(d)Nothing in this Agreement restricts or prohibits the Consultant from (i) accurately conveying to other parties the Consultant’s past contributions as founder and inventor of the Company’s products, as well as the Consultant’s past service to the Company, and to using the Company name and products in doing so, or (ii) initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency, or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation. The Consultant does not need the prior authorization of the Company to engage in conduct protected by this Section, and the Consultant does not need to notify the Company that the Consultant has engaged in such conduct. The Consultant should take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.
6.Return of Property. The Consultant agrees to promptly return to the Company after the end of the Term, or sooner if requested by the Company, all of its property, including, but not limited to, computers, files, and documents, including any correspondence or other materials containing trade secrets of the Company, identification cards, credit cards, keys, equipment, software and data, however stored other an as required to perform the consultancy services, as agreed with the Company. To the extent the Consultant has any Company information or material stored on any PDA, personal computer, personal email, hard drive, thumb drive, cloud or other electronic storage device, the Consultant agrees to permanently delete such information from such devices, subject to any Company litigation preservation directive then in effect; provided that the Consultant agrees to submit to the Company for approval a list of any Company-related items on the Consultant’s personal electronics that the Consultant believes the Consultant should be permitted to retain.
7.Miscellaneous.

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(a)This Agreement represents the entire Agreement of the Parties with respect to the arrangements contemplated hereby. No prior agreement, whether written or oral, shall be construed to change, amend, alter, repeal or invalidate this Agreement. This Agreement may be amended only by a written instrument executed in one or more counterparts by the Parties.
(b)No consent to or waiver of any breach or default in the performance of any obligations hereunder shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance of any of the same or any other obligations hereunder. Failure on the part of either Party to complain of any act or failure to act of the other Party or to declare the other Party in default, irrespective of the duration of such failure, shall not constitute a waiver of rights hereunder and no waiver hereunder shall be effective unless it is in writing, executed by the Party waiving the breach or default hereunder.
(c)This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement may be assigned by the Company to any Affiliate of the Company, with Consultant’s prior written consent (as long as the Company remains secondarily liable for any payments or obligations hereunder) and to a successor of its business to which this Agreement relates (whether by purchase or otherwise). “Affiliate of the Company” means any person or entity which, directly or indirectly, controls or is controlled by or is under common control with the Company and, for the purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another whether through the ownership of voting securities or holding of office in another, by contract or otherwise. The Consultant may not assign or transfer any or all of the Consultant’s rights or obligations under this Agreement; provided, that, any amounts due under this Agreement upon or following the Consultant’s death shall be paid to Consultant’s estate or beneficiaries, as applicable.
(d)Unless otherwise provided herein, any notice, report, payment or document to be given by one Party to the other shall be in writing and shall be deemed given when delivered personally or mailed by certified or registered mail, postage prepaid (such mailed notice to be effective on the date which is three business days after the date of mailing), or sent by nationally recognized overnight courier (such notice sent by courier to be effective one business day after it is deposited with such courier), or sent by email (such notice sent by email to be effective when sent, if confirmed by certified or registered mail or overnight courier as aforesaid), or sent by telefax (such notice sent by telefax to be effective when sent, if confirmed by certified or registered mail or overnight courier as aforesaid) addressed to the Party at the address set forth on the signature page to this Agreement or to such other place as any Party may designate as to itself by written notice to the other Party. Either Party may change its address for notices by means of a notice delivered in accordance with this Section 7(d). Notwithstanding the foregoing, all such notices, reports, payments or documents provided by the Company to the Consultant shall be sent by email (in addition to any other form of delivery chosen by the Company) to the Consultant at his personal email address on file with the Company.

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(e)This Agreement shall be governed by and construed in accordance with the substantive laws of the Commonwealth of Massachusetts without reference to any choice or conflict of laws rule or provision that would result in the application of the substantive law of any other jurisdiction. Section headings of this Agreement are for reference only and shall not affect its interpretation. In the event that any provision of this Agreement should be held unenforceable by a court of competent jurisdiction, such court is hereby authorized to amend such provision so as to be enforceable to the fullest extent permitted by law, and all remaining provisions shall continue in full force without being impaired or invalidated in any way.
(f)The Parties agree that any breach or threatened breach of Sections 1(e), 4, 5, 6 or 7 of this Agreement by the Consultant may cause irreparable harm to the Company; and that money damages will not provide an adequate remedy. In the event of a breach or threatened breach of Sections 1(e), 4, 5, 6 or 7 of this Agreement by the Consultant, the Company shall, in addition to any other rights and remedies it may have, be entitled to an injunction, without the need to post bond.
(g)In the event that the Consultant is made, or threatened to be made, a party to any legal action or proceeding, whether civil or criminal, including any governmental or regulatory proceedings or investigations, arising out of, related to or based upon any violation of law, rule or regulation by the Company, by reason of the fact that the Consultant is or was engaged by the Company to perform the Services, the Consultant shall be indemnified by the Company to the fullest extent permitted by law provided that notwithstanding the foregoing, no such indemnification shall apply if the Consultant has acted illegally, fraudulently and/or in bad faith in connection with the Consultant’s Services and/or obligations hereunder.
(h)This Agreement may be executed in counterparts, all of which together shall for all purposes constitute one agreement binding on each of the Parties hereto notwithstanding that each such Party shall not have signed the same counterpart.
[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
REPLIMUNE, INC.
By:        /s/ Philip Astley-Sparke
Name:    Philip Astley-Sparke
Title:    Chief Executive Officer
Address: 500 Unicorn Park Dr., 3rd Floor
     Woburn, MA 01801
Email:

Date: March 25, 2024
CONSULTANT
By: ______/s/ Robert Coffin______
Robert Coffin

Address:

Email:

                    Date: March 25, 2024

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